EXHIBIT 10.56

Special Rules for Reimbursements

Subject to Code Section 409A under Indemnification Agreement between Company, JCP and individual Indemnities,

adopted December 9, 2008

Solely to the extent that any otherwise required payment or reimbursement of Indemnitee’s expenses under this Policy (including expenses, judgments, fines and settlement amounts) would not be exempt from the requirements of section 409A of the Internal Revenue Code (“Section 409A”), such payment or reimbursement shall comply with the requirements of Treasury Regulation section 1.409A-3(i)(1)(iv) (or successor provisions). For this purpose, such payment or reimbursement shall be made in accordance with the rules in the next paragraph.

Indemnitee shall only be entitled to the payment or reimbursement of expenses incurred during the time period in which the Indemnitee has indemnification rights under the plan, agreement, or arrangement giving rise to the reimbursement. The amount of expenses paid or reimbursed during one taxable year of Indemnitee shall not affect the amount of expenses eligible for payment or reimbursement in any other taxable year. Any reimbursement of an expense shall be made on or before the last day of Indemnitee’s taxable year following the taxable year in which the expense was incurred. Notwithstanding the foregoing, in the event of a bona fide dispute regarding Indemnitee’s entitlement or reimbursement, reimbursement of an expense may be delayed to a later date if provided for under the provisions of the plan, agreement, or arrangement giving rise to the reimbursement and permitted by the Treasury Regulations under Section 409A, including Treasury Regulation section 1.409A-3(g) (or any successor provision). The right to payment or reimbursement of expenses shall not be subject to liquidation or exchange for another benefit.